Exhibit 99.1

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

We hereby consent to the use in the Registration Statement of ARM Holdings plc (“ARM”) on Form F-4, and subsequent amendments thereto, and in the Proxy Statement/Prospectus of Artisan Components, Inc. and ARM, which is part of the Registration Statement, of our opinion dated August 22, 2004 appearing as Appendix F to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Opinions of Financial Advisors,” “Background of the Merger,” “ARM’s Reasons for the Merger” and “Opinion of ARM’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ ADRIANNA C. MA
Adrianna C. Ma Vice President

New York, New York

November 17, 2004